Exhibit 10.1

Ingersoll-Rand plc
Incentive Stock Plan of 2013

Stock Option Award Agreement
Dated as of [Grant Date] ("Grant Date")

Ingersoll-Rand plc (the “Company”) hereby grants to [insert name] (“Participant”) a non-qualified stock option (the “Option”) to purchase [insert number of shares subject to Option] ordinary shares of the Company (the “Shares”) at an exercise price of US$[insert option price] per Share, pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2013 (the “Plan”) and to such further terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.Non-Qualified Stock Option.     The option to purchase Shares pursuant to the Option is granted as a “non-qualified stock option” within the meaning of the Code.
2.Vesting and Exercisability. Participant’s right to purchase Shares subject to the Option shall vest _____. Subject to the provisions below, the term of the Option shall be 10 years from the Grant Date. Participant’s rights with respect to the Option after termination of Participant’s employment shall be as set forth below:
(a)If Participant’s employment terminates by reason of voluntary resignation or a performance based termination, (including, but not limited to, poor performance or fit with the Company and/or an Affiliate or behavior or results that are incompatible with continued employment), Participant’s right to exercise vested Options will expire 90 days following termination of active employment and all unvested Options shall be cancelled as of the date of termination of active employment.
(b)If Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”), any unvested Options that would have vested within 12 months following such termination of active employment shall become fully vested, all other unvested Options shall be cancelled as of the date of termination of active employment and all vested Options shall remain exercisable for 3 years following termination of active employment. In the event Participant's employer ceases to be an Affiliate (as defined in the Plan) as a result of a Major Restructuring, this will not constitute a Group Termination Event.
(c)If Participant’s employment terminates involuntarily by reason of job elimination, substantial change in the nature of Participant’s position or job relocation, Participant shall have 1 year from the date of termination of active employment to exercise vested Options and all unvested Options will be cancelled as of the date of termination of active employment.
(d)If Participant’s employment terminates due to disability, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 3 years following termination of employment.
(e)Notwithstanding the provisions of Section 2(a) through (d) above, if Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options.
(f)Notwithstanding the provisions of Section 2(e) above, if Participant’s employment terminates due to death, all unvested Options shall vest as of the date of such termination of employment and vested Options shall remain exercisable for 3 years following termination of employment.
(g)Notwithstanding the provisions of Section 2(a) through (e) above, if Participant’s employment terminates due to an Involuntary Loss of Job that occurs between the Grant Date and the first anniversary of completion of a Major Restructuring, any unvested Options shall become fully vested as of the date of such termination of employment and all vested Options shall remain exercisable for 3 years from the date of such termination of employment; however, if Participant has attained age 55 with at least 5 years of service as of such date, all vested Options shall remain exercisable for 5 years from the date of such termination of employment.
(h)In the event Participant’s employment is terminated for cause, all Options, whether vested or unvested, shall be cancelled immediately. For purposes of this Section 2(h), “cause” shall mean (i) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (ii) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any foreign jurisdiction); or (iii) any material violation of the Company’s code of conduct, as in effect from time to time.
(i)In no event shall any portion of the Options be exercisable more than 10 years after the Grant Date.
3.Definitions.
(a)Cause, for purposes of Section 3(c) below, shall mean (i) any action by Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (ii) substantial failure or refusal by Participant to perform his or her employment duties, which failure or refusal continues for a period of 10 days following delivery of written notice of such failure or refusal to Participant by the Company or an Affiliate; (iii) Participant being convicted of a felony under the laws of the United States or any state or district (or the equivalent in any foreign jurisdiction); or (iv) any material violation of the Company’s code of conduct, as in effect from time to time.
(b)Good Reason shall mean (i) a substantial diminution in Participant’s job responsibilities or a material adverse change in Participant’s title or status (however, performing the same job for a smaller organization following a Major Restructuring shall not constitute Good Reason); (ii) a reduction of Participant’s base salary or target bonus (however, a reduction of Participant’s base salary or target bonus shall not constitute Good Reason if there is a broad-based reduction in the base salary or target bonus applicable to employees in the Company or an Affiliate) or the failure to pay Participant’s base salary or bonus when due or the failure to maintain on behalf of Participant (and his or her dependents) benefits which are at least comparable in the aggregate to those in effect prior to the completion of the Major Restructuring; or (iii) the relocation of the principal place of Participant’s employment by more than 35 miles from Participant’s principal place of employment immediately prior to the completion of the Major Restructuring; however, any of the events described in clauses (i)-(iii) above shall constitute Good Reason only if the Company (or an Affiliate, if applicable) fails to cure such event within 30 days after receipt from Participant of written notice of the event which constitutes Good Reason; and such Participant shall cease to have a right to terminate due to Good Reason on the 90th day following the later of the occurrence of the event or Participant’s knowledge thereof, unless Participant has given the Company written notice thereof prior to such date.
(c)Involuntary Loss of Job shall mean, with respect to any Participant, the termination of such Participant’s employment with the Company or an Affiliate (i) by the Company or an Affiliate without Cause, or (ii) by Participant with Good Reason, unless, with respect to both (i) and (ii), the Company can reasonably demonstrate that such occurrence is not substantially related to, or as a result of, a Major Restructuring. In no event shall Participant’s employer ceasing to be an Affiliate (as defined in the Plan) as a result of a Major Restructuring, on its own, constitute an Involuntary Loss of Job.
(d)Major Restructuring shall mean a reorganization, recapitalization, extraordinary stock dividend, merger, sale, spin-off or other similar transaction or series of transactions which, individually or in the aggregate, has the effect of resulting in the elimination of all, or the majority of, any one or more of the Company’s two business segments (i.e., Climate and Industrial), so long as such transaction or transactions do not constitute a Change in Control.
(e)For purposes of this Award Agreement, the term “Affiliate” shall include any entity that was an Affiliate as of the Grant Date if such entity has ceased to be an Affiliate as a result of a Major Restructuring unless otherwise specified herein.
4.Recoupment Provision. In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the Options and (ii) recover all or a portion of the financial gain realized by Participant through exercise of the Options.

5.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means.
6.Acknowledgement & Acceptance within 120 Days. This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock option administrator. Failure to accept the Option within 120 days of the Grant Date may result in cancellation of the Option.

Signed for and on behalf of the Company:

/s/ Michael W. Lamach
__________________________________
Michael W. Lamach
Chairman and CEO
Ingersoll-Rand plc

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933